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                                                                    Exhibit 10.6

                                     FORM OF
            PIPELINES AND TERMINALS STORAGE AND THROUGHPUT AGREEMENT

     This Pipelines and Terminals Storage and Throughput Agreement (this "Agreement") is dated as of _____, 2002, by and among Sunoco, Inc. (R&M), a Pennsylvania corporation ("Sunoco R&M"), Sunoco Logistics Partners L.P., a Delaware limited partnership ("Sunoco Logistics"), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Operating Partnership"), Sunoco Partners LLC, a Pennsylvania limited liability company (the "General Partner"), Sunoco Partners Marketing & Terminals L.P., a Delaware limited partnership ("Sunoco Marketing"), Sunoco Pipeline L.P., a Texas limited partnership, ("Sunoco Pipeline"), Sunoco Logistics Partners Operations GP LLC, a Delaware limited liability company ("Sunoco Operations LLC"), and Sunoco Logistics Partners GP LLC, a Delaware limited liability company ("Sunoco LLC" and, together with the Operating Partnership, Sunoco Logistics, the General Partner, Sunoco Marketing, Sunoco Pipeline and Sunoco Operations LLC, the "Partnership Entities").

                                    RECITALS:

     WHEREAS, as of the date hereof, by virtue of its indirect ownership interests in the Partnership Group (as defined below), Sunoco R&M has an economic interest in the financial and commercial success of the Partnership Group; and

     WHEREAS, the Partnership Group is substantially dependent upon Sunoco R&M for the volumes of crude oil and refined products transported through the Partnership Group's pipelines and handled at the Partnership Group's terminals such that a significant reduction in Sunoco R&M's use of the Partnership Group's services to transport and handle the crude oil and refined products would likely result in a correspondingly significant reduction in the financial and commercial success of the Partnership Group; and

     WHEREAS, Sunoco R&M and the Partnership Entities desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the parties to this Agreement hereby agree as follows:

     Section 1.  Definitions
                 -----------

     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

     "Accounting Firm" has the meaning set forth in Section 9(b).

     "Affiliate" means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, excluding, in the case of Sunoco, Inc. and Sunoco R&M, the Partnership Group Members. For the purposes of this definition, "control" (including with correlative meaning, the term "controlled by"), as used with respect to any Person, means the possession, directly or

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indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Applicable Law" means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

     "Arbitrable Dispute" means any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question between any of the Partnership Entities, on the one hand, and Sunoco R&M, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between any of the Partnership Entities, on the one hand, and Sunoco R&M, on the other hand, created by this Agreement regardless of whether
(a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

     "Bpd" means barrels per day.

     "Claim" means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

     "Contract Year" means a year that commences on February 1 and ends on January 31, except that for purposes of Section 2(a)(iii), "Contract Year" means a year that commences on April 1 and ends on March 31.

     "Controlled Affiliates" means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is controlled by such Person, excluding, in the case of Sunoco, Inc. and Sunoco R&M, the Partnership Group Members. For the purposes of this definition, "control" (including with correlative meaning, the term "controlled by"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Crude Oil Pipelines" means the pipelines described on Exhibit A attached
                                                            ---------
hereto.

     "Deficiency Notice" has the meaning set forth in Section 9(a).

     "Deficiency Payment" has the meaning set forth in Section 9(a).

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     "Governmental Authority" means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material, equipment, right of way easements, franchises, or permits, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

     "Fort Mifflin Terminal Complex" means the storage tanks, ship docks and pipelines located in Philadelphia, Pennsylvania as described on Exhibit B
                                                                ---------
attached hereto.

     "Inkster Terminal" means the storage facility near Detroit, Michigan as described in Exhibit C attached hereto.
             ---------

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Services or Fitch, Inc.

     "Marcus Hook Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Marcus Hook, Pennsylvania.

     "Marcus Hook Tank Farm" means the tanks and pipelines located in Marcus Hook, Pennsylvania as described on Exhibit D attached hereto.
                                   ---------

     "Partnership Entities" has the meaning set forth in the introductory paragraph to this Agreement.

     "Partnership Group" means Sunoco Logistics and any Person controlled, directly or indirectly, by Sunoco Logistics. For the purposes of this definition, "control" (including with correlative meaning, the term "controlled by"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Partnership Group Member" means any member of the Partnership Group.

     "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, or any other entity.

     "Philadelphia Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Philadelphia, Pennsylvania.

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     "Prime Rate" means the prime rate per annum established by Bank of America,
N.A., or if Bank of America, N.A. no longer establishes a prime rate for any reason, the prime rate per annum established by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

     "Refined Products" means gasoline, diesel fuel, jet fuel, heating oil, distillates, liquefied petroleum gas, natural gas liquids, blend stocks, ethanol, xylene, toluene and petrochemical feedstocks.

     "Refined Product Pipelines" means the pipelines described on Exhibit E
                                                                  ---------
attached hereto.

     "Refined Product Terminals" means the terminals described on Exhibit F
                                                                  ---------
attached hereto.

     "Refineries" means, collectively, the Marcus Hook Refinery, the Philadelphia Refinery, the Toledo Refinery and the Tulsa Refinery.

     "Refund" has the meaning set forth in Section 9(c).

     "Sunoco, Inc." means Sunoco, Inc., a Pennsylvania corporation.

     "Toledo Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Toledo, Ohio.

     "Tulsa Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Tulsa, Oklahoma.

     "VLCC" means a vessel that is in the class of Very Large Crude Carrier, as that term is used in the shipping industry.

     Section 2. Agreement to Use Services Relating to Pipelines and Terminals
                -------------------------------------------------------------
[Add language regarding intent of the parties.]

     (a)  Storage and Throughput Commitment. During the term of this Agreement
          ------------------------------------
and subject to the terms and conditions of this Agreement, Sunoco R&M agrees as follows:

          (i)     Refined Product Pipelines and Refined Product Terminals.
                  -------------------------------------------------------

               (A) Subject to Section 3, for a term of five Contract Years commencing on February 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, transport on the Refined Product Pipelines and throughput in the Refined Product Terminals an amount of Refined Products that will produce revenue to the Partnership Group in an amount at least equal to the amount set forth below next to each Contract Year.

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                       Contract Year            Amount
                       -------------            ------

                            1                $75,000,000

                            2                 76,252,500

                            3                 77,525,917

                            4                 78,820,600

                            5                 80,136,904


               (B) Subject to Section 3, Sunoco R&M will, and will cause its Controlled Affiliates to, transport on the Refined Product Pipelines an amount of Refined Products that will produce at least $54.3 million of revenue to the Partnership Group during the Contract Year commencing on February 1, 2007, and at least $55.2 million of revenue to the Partnership Group during the Contract Year commencing on February 1, 2008.

               (C) The applicable tariffs and charges for transporting and throughputting the Refined Products under this Section 2(a)(i) are set forth on the throughput fee schedule attached hereto as Exhibit G.
                                                                  ---------

          (ii)   Marcus Hook Tank Farm.
                 ---------------------

               (A) Subject to Section 3, for a term of five Contract Years commencing on February 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, deliver at least 130,000 bpd of Refined Products to the Marcus Hook Tank Farm.

               (B) Sunoco R&M and its Controlled Affiliates will pay the Partnership Group a fee of $0.1627 per barrel for the first 130,000 bpd received at the Marcus Hook Tank Farm and $0.0813 per barrel for volumes in excess of 130,000 bpd received at the Marcus Hook Tank Farm. These per barrel fees will escalate at the rate of 1.67% (rounded to the nearest one-hundredth of one cent) on January 1 of each year commencing January 1, 2003.

               (C) The per barrel fees payable under Section 2(a)(ii)(B) for a given month shall be based on an average of the number of barrels received during the entire month from Sunoco R&M and its Controlled Affiliates. Sunoco R&M and its Controlled Affiliates shall not be entitled to pay the lower per barrel fee under Section 2(a)(ii)(B) in any month in a given Contract Year until Sunoco R&M and its Controlled Affiliates have paid the higher per barrel fee under Section 2(a)(ii)(B) for an average of 130,000 bpd for each prior month in that Contract

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          Year. Examples of this monthly calculation are set forth on Exhibit H
                                                                      ---------
          attached hereto.

               (D) The Partnership Group may have one tank at the Marcus Hook Tank Farm out of service at a time for maintenance purposes.

          (iii)   Inkster Terminal.
                  ----------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing April 1, 2002, the Partnership Group will provide storage services to Sunoco R&M to store up to 975,734 barrels of Refined Products at the Inkster Terminal.

               (B) Sunoco R&M will pay the Partnership Group an annual fee of $2.04 per barrel of storage capacity made available to Sunoco R&M at the Inkster Terminal, a fee of $0.204 per barrel for receipts at the Inkster Terminal greater than 975,734 barrels per Contract Year and a fee of $0.204 per barrel for deliveries at the Inkster Terminal greater than 975,734 barrels per Contract Year. The annual and per barrel fees will escalate at the rate of 1.875% (rounded to the nearest one-tenth of one cent) on January 1 of each year commencing January 1, 2003. Mercaptin and Mercaptin injection are included in these fees. The fees payable under this Section 2(a)(iii) will be paid in monthly installments in accordance with Section 2(i) of this Agreement.

               (C) The Partnership Group may have one storage cavern at the Inkster Terminal out of service for up to 45 days in each Contract Year.

          (iv)    Fort Mifflin Terminal Complex.
                  -----------------------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing on February 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, deliver an aggregate of at least 290,000 bpd of crude oil or Refined Products to the Fort Mifflin Terminal Complex.

               (B) Sunoco R&M and its Controlled Affiliates will pay the Partnership Group a fee of $0.1627 per barrel for the first 180,000 bpd received at the Fort Mifflin Terminal Complex and $0.0813 per barrel for volumes in excess of 180,000 bpd received at the Fort Mifflin Terminal Complex. These per barrel fees will escalate at the rate of 1.67% (rounded to the nearest one-hundredth of one cent) on January 1 of each year commencing January 1, 2003.

               (C) The per barrel fees payable under Section 2(a)(iv)(B) for a given month shall be based on an average of the number of barrels received during the entire month from Sunoco R&M and its Controlled Affiliates. Sunoco R&M and its Controlled Affiliates shall not be entitled to pay the lower per barrel fee under Section 2(a)(iv)(B) for any month in a given Contract Year until Sunoco R&M and its Controlled Affiliates have paid the higher per barrel fee under Section 2(a)(iv)(B) for an average of 180,000 bpd for each prior month in that Contract

          Year. Examples of this monthly calculation are set forth on Exhibit H
                                                                      ---------
          attached hereto.

               (D) For a term of seven Contract Years commencing on February 1, 2002, the Partnership Group will pay to Sunoco R&M, on a monthly basis, $1.00 for each barrel of crude oil offloaded from a VLCC that is not delivered to, or for the benefit of, any refinery owned by Sunoco R&M and its Affiliates.

               (E) The Partnership Group may have one tank out of service at the Fort Mifflin Terminal Complex at a time for maintenance purposes.

          (v)    Crude Oil Pipelines.
                 -------------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing on February 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, use or cause others to use the services of the Partnership Group to transport on the Crude Oil Pipelines at the published tariffs an aggregate of not less than 140,000 bpd of crude oil, consisting of imported crude oil to be refined by the Toledo Refinery and crude oil to be refined by the Tulsa Refinery.

               (B) If Sunoco R&M is unable to transport the volumes of crude oil required under Section 2(a)(v)(A) as a result of the Partnership Group's operational difficulties, prorationing or difficulties with pipeline connections, then Sunoco R&M's obligations under this Section 2(a)(v) will be reduced by the volumes of crude oil that are diverted or displaced and are transported by Sunoco R&M and its Controlled Affiliates to the Toledo and Tulsa Refineries on pipelines owned by third parties.

               (C) The tariff rates charged by the Partnership Group for the transportation of crude oil under Section 2(a)(v)(A) may not exceed the maximum allowable FERC rate under index pricing.

     (b)  Rates Effective. Notwithstanding that the annual commitments of Sunoco
          ---------------
R&M will be determined on a Contract Year basis, the applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the date of this Agreement.

     (c)  Obligations of the Partnership Group. During the term of this
          ------------------------------------
Agreement and subject to the terms and conditions of this Agreement, the Partnership Group agrees to own, operate and maintain the assets necessary to accept the deliveries from Sunoco R&M and its Controlled Affiliates and to provide the services required under this Agreement. To the extent that Sunoco R&M is entitled to an exception under Section 3 of this Agreement to its obligations under Sections 2(a)(ii), (iii) or (iv) of this Agreement, the corresponding obligations of the Partnership Group under this Section 2(c) will be proportionately reduced.

     (d)  Ancillary Fees. The Partnership Group will provide ancillary services,
          --------------
such as blending and tank-to-tank transfers, to Sunoco R&M at rates determined from time to time by the Partnership Group.

     (e)  Jointly Owned Assets. In any instance in which the Partnership Group
          --------------------
owns an interest in a pipeline or terminal jointly with other parties, the terms "Crude Oil Pipelines," "Refined Product Pipelines" and "Refined Product Terminals" when used in reference to such pipeline or terminal, as applicable, means only the ownership interest therein held by the Partnership Group. In any such instance, volumes transported or terminalled for Sunoco R&M and its Controlled Affiliates by or for the account of other owners of the pipeline or terminal shall not be considered as volumes transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, for purposes of determining whether Sunoco R&M's obligations have been met under this Agreement.

     (f)  Jointly Owned Subsidiaries. In any instance in which a subsidiary that
          --------------------------
is not directly or indirectly through one or more intermediaries, a wholly-owned subsidiary of the Partnership Group owns a pipeline or terminal, the volumes deemed transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, by such subsidiary shall be equal to the total volume transported on such pipeline or terminalled through such terminal multiplied by the direct or indirect ownership interest, on a percentage basis, of the Partnership Group in such subsidiary.

     (g)  Product Losses. With respect to the Marcus Hook Tank Farm, the Inkster
          --------------
Terminal, the Fort Mifflin Terminal Complex and the Refined Product Terminals, the Partnership Group is responsible for all product losses greater than one fourth of one percent of the product transported or throughput in accordance with this Section 2. The Partnership's responsibility for product losses on the Refined Product Pipelines and the Crude Oil Pipelines will be determined by the applicable tariffs.

     (h)  Taxes. Sunoco R&M will, and will cause its Controlled Affiliates to,
          -----
pay all taxes, import duties, license fees and other government charges levied on the Refined Products or crude oil delivered by Sunoco R&M and its Controlled Affiliates for transportation or storage by the Partnership Group in the Refined Product Pipelines, Refined Product Terminals, the Marcus Hook Tank Farm, the Inkster Terminal, the Fort Mifflin Terminal Complex and the Crude Oil Pipelines (including, without limitation, government charges imposed on the transfer of crude oil from water borne carriers).

     (i)  Timing of Payments. Sunoco R&M will, and will cause its Controlled
          ------------------
Affiliates to, make payments to the Partnership Group on a monthly basis during the term of this Agreement with respect to services rendered by the Partnership Group under this Agreement in the prior month. Payments not received by the Partnership Group on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.

     (j)  Monthly Surcharge. If new laws or regulations are enacted that require
          -----------------
the Partnership Group to make substantial and unanticipated capital expenditures with respect to the Refined Products Terminals, the Marcus Hook Tank Farm, the Inkster Terminal or the Fort Mifflin Terminal Complex, the Partnership Group may impose a monthly surcharge to cover the cost of complying with these laws or regulations. Sunoco R&M and the Partnership Group shall use their reasonable commercial efforts to comply with these laws and regulations, and shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the level of the monthly surcharge. If Sunoco R&M and the Partnership Group are unable to agree on the level of the monthly surcharge, the Partnership Group will have the option to terminate this Agreement with respect to the affected asset.

     Section 3.  Exceptions to Sunoco R&M's Obligations
                 --------------------------------------

     (a)  Shut Down or Reconfiguration of Refineries. Sunoco R&M must deliver to
          ------------------------------------------
the Partnership Group at least six months advance written notice of the shut down or reconfiguration of any Refinery. Sunoco R&M will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a shut down or reconfiguration. If Sunoco R&M shuts down or reconfigures any one of the Refineries and Sunoco R&M reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its minimum revenue or throughput obligations under this Agreement, Sunoco R&M shall propose a new minimum revenue or throughput obligation, as the case may be, such that the ratio of the new minimum revenue and throughput obligations under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original minimum revenue and throughput obligations under this Agreement over the original production level. To the extent that the Partnership Entities do not agree with Sunoco R&M's proposal, any changes in Sunoco R&M's obligations will be determined by binding arbitration in accordance with Section 10(g) of this Agreement.

     (b)  MTBE Prohibition. If Sunoco R&M is prohibited from using MTBE in the
          ----------------
gasoline it produces and Sunoco R&M reasonably believes in good faith that such prohibition will jeopardize its ability to satisfy its minimum revenue or throughput obligations under this Agreement, then Sunoco R&M shall deliver to the Partnership Group at least 60 days advance written notice of Sunoco R&M's proposed new minimum revenue or throughput obligation, as the case may be, such that the ratio of the new minimum revenue and throughput obligations under this Agreement over the anticipated production level following the MTBE prohibition will be approximately equal to the ratio of the original minimum revenue and throughput obligations under this Agreement over the original production level. To the extent that the Partnership Entities do not agree with Sunoco R&M's proposal, any changes in Sunoco R&M's obligations will be determined by binding arbitration in accordance with Section 10(g) of this Agreement.

     (c)  Failure of Partnership Group to Provide Services. Sunoco R&M shall not
          ------------------------------------------------
be deemed to have failed to satisfy its obligations under Section 2(a) during any period of time following 30 days advance written notice by Sunoco R&M to the Partnership Group that Sunoco R&M and its Controlled Affiliates are unable to provide for the transportation, throughput or storage of the required volumes because of the continued inability of the Partnership Group to transport, throughput or store volumes of crude oil made available for shipment by Sunoco R&M and its Controlled Affiliates or to transport, throughput or store volumes of Refined Products made available for shipment or terminalling by Sunoco R&M and its Controlled Affiliates, whether because of operational difficulties with the Crude Oil Pipelines, Refined Products Pipelines, Refined Product Terminals, Marcus Hook Tank Farm, Inkster Terminal, Fort Mifflin Terminal Complex or otherwise.

     (d)  Force Majeure. In the event that any party is rendered unable, wholly
          -------------
or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than 30 days, the parties agree that upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the parties, so far as they are affected by the Force Majeure event, shall be suspended during the continuance of any inability so caused. Any suspension of the obligations of the parties as a result of this Section 3(d) shall not extend the term of this Agreement. Sunoco R&M will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests.

     Section 4.  Agreement to Remain Shipper
                 ---------------------------

     Subject to the availability of adequate supplies of crude oil at commercially reasonable prices, Sunoco R&M agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of purchasing crude oil for their own account at crude oil receipt points consistent with their past practices and to continue acting in the capacity of the shipper of crude oil on the Crude Oil Pipelines. Subject to the availability of adequate supplies of Refined Products at commercially reasonable prices, Sunoco R&M agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of acting in the capacity of the shipper of Refined Products for their own account to delivery points consistent with their past practices and to continue acting in the capacity of the shipper of Refined Products on the Refined Product Pipelines.

     Section 5.  Agreement not to Challenge Tariff Rates or Terminal Charges
                 -----------------------------------------------------------

     During the term of this Agreement, Sunoco R&M agrees not to (a) challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, interstate or intrastate tariff rates (including joint tariffs) for transportation of crude oil or Refined Products of the Partnership Group, (b) protest or to file a complaint, nor to cause its Controlled Affiliates to protest or to file a complaint, nor to encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint with respect to regulatory filings of the Partnership Group to change interstate or intrastate tariff rates (including joint tariffs) for transportation of crude oil or Refined Products or (c) seek, nor to cause its Controlled Affiliates to seek, nor to encourage or recommend to any other Person, or voluntarily assist in any way any other Person that in seeking regulatory review of, or regulatory jurisdiction over, the contractual rates charged by the Partnership Group for terminalling services or to challenge, in any forum, such rates or changes to such rates.

     Section 6.  Effectiveness and Term
                 ----------------------

     This Agreement shall be effective as of January ___, 2002 and shall terminate at 12:01 a.m. Philadelphia, Pennsylvania, time on March 31, 2009, unless extended by written mutual agreement of the parties hereto.

     Section 7.  Notices
                 -------

     All notices, requests, demands, and other communications pertaining to this Agreement shall be delivered personally, or by registered or certified mail (postage prepaid and return receipt requested), or by express carrier or delivery service, or by telecopy, to the parties hereto at the addresses below (or at such other addresses as shall be specified by notice under this Section
6):

          (i)  if to Sunoco R&M:

               Sunoco, Inc. (R&M)
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Attn: President
               Telecopy:

               if to the Partnership Entities:

               Sunoco Logistics Partners L.P.
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Attn: President
               Telecopy:

     Section 8.  Successors and Assigns
                 ----------------------

     This Agreement shall inure to the benefit of, and shall be binding upon, Sunoco R&M, the Partnership Entities and their respective successors and permitted assigns. Successors shall include any corporation (limited liability or otherwise), any partnership (limited or otherwise), or any person which succeeds to a controlling interest in, or all of the economic interest of, Sunoco R&M or the Partnership Entities, as applicable. The parties hereto agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other parties, the obligations under this Agreement.

     Section 9.  Deficiency Payments
                 -------------------

     (a) As soon as practicable following the end of each Contract Year under this Agreement, the Partnership Group shall deliver to Sunoco R&M a written notice (the "Deficiency Notice") detailing Sunoco R&M's failure to meet any of its obligations under this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency (including identifying which provision of Section 2 has not been satisfied) and (ii) specify the approximate dollar amount that the Partnership Group believes would have been paid by Sunoco R&M and its Controlled Affiliates to the Partnership Group if Sunoco R&M had complied with the applicable provision(s) of Section 2 (the "Deficiency Payment"). Sunoco R&M shall pay the Deficiency Payment to the Partnership Group within 10 days of its receipt of the Deficiency Notice.

     (b) If Sunoco R&M disagrees with the Deficiency Notice, then following the payment of the Deficiency Payment to the Partnership Group, the chief financial officers of Sunoco R&M and the General Partner (on behalf of the Partnership Group) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, Sunoco R&M shall have access to the working papers of the Partnership Group relating to the Deficiency Notice. If such differences are not resolved within 30 days following the payment of the Deficiency Payment, Sunoco R&M and the Partnership Group shall, within 45 days following the payment of Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 10(g).

     (c) If it is finally determined pursuant to this Section 9 that Sunoco R&M is not required to make any or all of the Deficiency Payment (the "Refund"), the Partnership Group shall promptly pay to Sunoco R&M the Refund in immediately available funds, plus interest on the Refund at the Prime Rate from the first day after the payment of the Deficiency Payment.

     (d) Deficiency Payments will be credited against any payments owed by Sunoco R&M in the following year of this Agreement in excess of the minimum commitments established by this Agreement; provided, however, that (i) a Deficiency Payment may only be credited against a payment owed by Sunoco R&M in excess of the minimum commitments under the same provision of this Agreement and
(ii) Sunoco R&M will not receive credit for any Deficiency Payment until it has met the annual minimum requirements under the applicable provision in the succeeding Contract Year. For example, a Deficiency Payment made with respect to the Marcus Hook Tank Farm may only be credited against payments owed with respect to the Marcus Hook Tank Farm in excess of the minimum commitments under
Section 2(a)(ii) in the following Contract Year if Sunoco R&M and its Controlled Affiliates have delivered the annual minimum volume commitment at the Marcus Hook Tank Farm in that Contract Year.

     Section 10.  Miscellaneous
                  --------------

     (a)  Sunoco R&M Intention as to Refineries. Sunoco R&M represents to the
          -------------------------------------
Partnership Entities that, as of the date of this Agreement, it does not intend to close or shut down any of the Refineries or to cause any changes that would have a material adverse effect on the operation of any of the Refineries.

     (b)  Amendments and Waivers. No amendment or modification of this Agreement
          ----------------------
shall be valid unless it is in writing and signed by the parties hereto and, in the case of any amendment or modification adverse to the Partnership Group, approved by the Conflicts Committee of the General Partner. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Partnership Entities, approved by the Conflicts Committee of the General Partner. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

     (c)  Permitted Assignments. Neither this Agreement nor any of the rights or
          ---------------------
obligations hereunder shall be assigned without the prior written consent of Sunoco R&M (in the case of any assignment by the Partnership Entities) or the Conflicts Committee of the General Partner (in the case of any assignment by Sunoco R&M; provided, however, that (i) the Partnership Entities may make such an assignment to an affiliate of the Partnership Entities and (ii) Sunoco R&M may make such an assignment to any Person to which Sunoco R&M has sold any of its assets that rely on the services provided by the Partnership Group under this Agreement if such Person (A) is reasonably capable of performing Sunoco R&M's obligations under this Agreement assigned to such Person, which determination shall be made by Sunoco R&M in its reasonable judgment (B) has an Investment Grade Rating and (C) has agreed in writing with the Partnership Group to assume the obligations of Sunoco R&M assigned to such Person. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. Any assignment agreed to by Sunoco R&M or the Partnership Entities as applicable, shall not relieve the assignor of its obligations under this Agreement.

     (d)  Severability. If any provision of this Agreement shall be held invalid
          ------------
or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     (e)  No Inconsistent Actions. No party hereto shall undertake any course of
          -----------------------
action inconsistent with the provisions of this Agreement. Without limiting the foregoing sentence, no party hereto shall enter into, modify, amend, or waive any contract right or obligation if such action would conflict with or impair the rights and protections granted to any other party under this Agreement.

     (f)  Choice of Law. This Agreement shall be subject to and governed by the
          -------------
laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in Philadelphia, Pennsylvania.

     (g)  Arbitration Provision. Except as provided in Section 9, any and all
          ---------------------
Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party ("Claimant") serving written notice on the other party ("Respondent") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent's account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Sunoco R&M, the Partnership Entities or any of their affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Philadelphia, Pennsylvania and commence within 30 days after the selection of the third arbitrator. Sunoco R&M, the Partnership Entities and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                                    SUNOCO, INC. (R&M)


                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________


                                    SUNOCO LOGISTICS PARTNERS L.P.

                                    By:   SUNOCO PARTNERS LLC,
                                          its general partner


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                    SUNOCO LOGISTICS PARTNERS
                                    OPERATIONS L.P.

                                    By:   SUNOCO LOGISTICS PARTNERS GP LLC,
                                          its general partner


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                    SUNOCO PARTNERS LLC


                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                    SUNOCO PARTNERS MARKETING &
                                    TERMINALS L.P.

                                    By:   SUNOCO LOGISTICS PARTNERS
                                          OPERATIONS GP LLC,
                                          its general partner


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                    SUNOCO PIPELINE L.P.

                                    By:   SUNOCO LOGISTICS PARTNERS
                                          OPERATIONS, GP LLC,
                                          its general partner


                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________


                                    SUNOCO LOGISTICS PARTNERS
                                    OPERATIONS GP LLC

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________


                                    SUNOCO LOGISTICS PARTNERS GP LLC

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

                                                                       EXHIBIT A

                               CRUDE OIL PIPELINES

                                                     Miles          Diameter
          Origin and Destination                  of Pipeline      in inches
--------------------------------------------------------------------------------

Marysville, MI to Toledo, OH .................        123               16
Nederland, TX to Longview, TX ................        199            10,12
Cushing, OK to Tulsa, OK .....................         45            12,12
Barnsdall, OK to Tulsa, OK ...................         34                8
Bad Creek, OK to Tulsa, OK ...................         53             8,10

                                                                       EXHIBIT B

                          FORT MIFFLIN TERMINAL COMPLEX

1.   Four 80,000 barrel tanks at Fort Mifflin.

2.   Twenty-one tanks at Darby Creek with a total capacity of 2,380,000 barrels.

3.   Two ship docks at Fort Mifflin and two ship docks at Hog Island Wharf.

4.   The following pipelines:

     (a) One 30-inch pipeline and one 16-inch pipeline that delivers crude oil from the Fort Mifflin Terminal to the Philadelphia Refinery.

     (b) Two 24-inch pipelines that deliver crude oil from Hog Island Wharf to Darby Creek Tank Farm.

     (c) One 16-inch pipeline that delivers crude oil from the Darby Creek Tank Farm to the Philadelphia Refinery.

     (d) One 30-inch bi-directional pipeline that delivers crude oil between the Hog Island Wharf and the Fort Mifflin Terminal.

     (e) One 30-inch and one 16-inch pipeline that deliver refined products from the Fort Mifflin Terminal to the Philadelphia Refinery.

     (f) One dual diameter, 24- and 26-inch pipeline that delivers refined products from the Hog Island Wharf to the Philadelphia Refinery.

                                                                       EXHIBIT C

                                INKSTER TERMINAL

1. Eight salt caverns with a total capacity of 975,734 barrels as listed below:

     a.   100,443 barrels of LPG mix
     b.   157,136 barrels of Butane
     c.   120,000 barrels of Propane
     d.   135,423 barrels of Propane
     e.   123,138 barrels of Butane
     f.   162,638 barrels of Butane
     g.   177,100 barrels of BB
     h.   59,856 barrels of Iso-butane

2.   A propane truck rack.

3. Pipeline connections for movements to or from Toledo, Sarnia, Marysville and Buckeye at Joan Junction.

                                                                       EXHIBIT D

                              MARCUS HOOK TANK FARM

1. Twenty-five tanks at Twin Oaks No. 2 tank farm with a total capacity of 2,057,722 barrels.

2.   The following pipeline connections:

     a.   Twin Oaks refined product terminal.

     b.   Twin Oaks to Newark 14" pipeline.

     c.   Twin Oaks to Montello 8" pipeline.

     d.   Twin Oaks to Buckeye's Laurel pipeline.

                                                                       EXHIBIT E

                            REFINED PRODUCT PIPELINES

                                                  Miles of
Origin and Destination                            Pipeline      Diameter    Capacity
-------------------------------------------      ----------   -----------  -----------
                                                               (inches)       (bpd)
Philadelphia, PA to Montello, PA ..........          210          12.8        164,400
Montello, PA to Buffalo, NY ...............          300          14.8         62,400
Montello, PA to Kingston, PA ..............           84             6          8,800
Montello, PA to Syracuse, NY ..............          230           8.6         14,100
Montello, PA to Pittsburgh, PA ............          221             8         35,000
Toledo, OH to Blawnox, PA .................          260          10.8         32,900
Toldeo, OH to Sarnia, Canada ..............          241           8.6         66,600
Twin Oaks, PA to Newark, NJ ...............          118            14        140,000
Philadelphia, PA to Linden, NJ/(1)/ .......           88         16.12         60,000

____________

(1) The Partnership Group owns a one-third interest in 80 miles of this pipeline. The capacity represents the proportionate share of capacity attributable to the Partnership Group's ownership interest.

                                                                       EXHIBIT F

                           REFINED PRODUCTS TERMINALS

                                            Storage
                                           Capacity               Number of
Location                                   (barrels)                Tanks
----------------------------------        -----------            -----------

Akron, OH ........................            98,200                    8
Altoona, PA ......................           103,400                    9
Belmont, PA/(1)/ .................                 0/(1)/               0/(1)/
Binghamton, NY ...................            60,000                    4
Blawnox, PA ......................            72,100                    4
Buffalo, NY ......................           358,500                    8
Cleveland, OH ....................           255,000                   10
Columbus, OH .....................            78,900                    6
Dayton, OH .......................           248,700                   15
Delmont, PA ......................           233,900                    8
Exton, PA ........................           132,200                    7
Fullerton, PA ....................           161,700                    7
Huntington, IN ...................           207,000                    8
Inwood, NY/(2)/ ..................            54,200                   18
Kingston, PA .....................           148,800                    7
Malvern, PA ......................            62,900                    5
Mechanicsburg, PA ................           166,200                    9
Montello, PA .....................            67,900                    7
Newark, NJ .......................           581,100                   16
Northumberland, PA ...............           170,300                    6
Owosso, MI .......................           233,300                    8
Paulsboro, NJ ....................            81,000                    6
Piscataway, NJ ...................            95,000                    4
Pittsburgh, PA ...................           205,500                    5
River Rouge, MI ..................           178,400                   10
Rochester, NY ....................           173,000                    7
Tamaqua, PA ......................           113,600                    8
Toledo, OH .......................           102,400                   10
Twin Oaks, PA ....................            90,000                    4
Vanport, PA ......................           179,300                    8
Willow Grove, PA .................            85,000                    7
Youngstown, OH ...................            22,700                    5
                                         -----------            ---------
    Total ........................         4,820,200                  244
                                         ===========            =========

____________

(1) This terminal receives product from Sunoco's R&M Philadelphia refinery and does not have any tankage.

(2) The Partnership Group owns a 45% interest in this terminal. The capacity represents the proportionate share of capacity attributable to the Partnership Group's ownership interest.

                                                                       EXHIBIT G

                             THROUGHPUT FEE SCHEDULE

1.   The posted tariff for all pipeline movements.

2. $0.35 per shell barrel per month for all of the available storage at the Vanport terminal (179,300 barrels) and $0.05 per barrel for throughput at the Vanport terminal.

3. $0.00611 per delivered net gallon for gasoline plus $0.00051 per delivered net gallon for additive injection equipment and services, provided that Sunoco R&M supplies the additive.

4. $0.00611 per delivered net gallon for diesel fuel and heating oil including red dye and anti-static additive and additive injection equipment. $0.00051 per delivered net gallon for cetane improver additive injection equipment, provided that Sunoco R&M supplies the additive.

5. $0.00611 per delivered net gallon for jet fuel plus $0.00051 per delivered net gallon for filtering.

6. $0.00662 per delivered net gallon for xylene, toluene and mineral spirits at the Toledo terminal.

7.   $0.00662 per delivered net gallon for ethanol.

8.   $0.00662 per delivered net gallon for kerosene.

9. Throughput fees at the Inwood terminal will be $0.00204 per delivered net gallon higher.

10.  All fees and requirements listed on this Exhibit G relate to the
                                              ---------
     Partnership Group's assets and capabilities as of the date of this Agreement. Any fees or requirements with respect to new or modified assets will be determined at the time of acquisition or modification of that asset.

11.  Each of the fees listed on this Exhibit G (except for the posted tariffs
                                     ---------
     for pipeline movements) will escalate at the rate of 1.875% (rounded to the nearest one-thousandth of one cent) on January 1 of each year commencing January 1, 2003.

                                                                       EXHIBIT H

                            FEE CALCULATION EXAMPLES

Deliveries through the Marcus Hook Tank Farm (130,000 bpd minimum requirement)
------------------------------------------------------------------------------

Example A

(For purposes of this example, we have assumed that each month consists of 30 days)

1. In the first month of a Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 120,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel, and the shortfall of 10,000 bpd will be carried over to the next month.

2. In the second month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 135,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel, and the shortfall of 5,000 bpd from the first month will be carried over to the next month.

3. In the third month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 140,000 bpd to the Marcus Hook Tank Farm. The rate charged will $0.1627 per barrel for the first 135,000 bpd and $0.0813 per barrel for the remaining 5,000 bpd. The shortfall from the first month has been eliminated.

4. In the fourth month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 150,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for the remaining 20,000 bpd.

Note: The same example is applicable to deliveries through the Fort Mifflin Terminal Complex (with a 180,000 bpd requirement).

Example B

(The Contract Year extends from February 1 to January 31)

1. Sunoco R&M and its Controlled Affiliates deliver an average of 130,000 bpd to the Marcus Hook Tank Farm for each of the first eight months (February - September) of the Contract Year. The rate charged will be $0.1627 per barrel for each month.

2. Sunoco R&M and its Controlled Affiliates deliver an average of 160,000 bpd to the Marcus Hook Tank Farm in the ninth month (October) of the Contract Year. The rate charged will be $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for the remaining 30,000 bpd.

3. Sunoco R&M and its Controlled Affiliates deliver an average of 100,000 bpd to the Marcus Hook Farm Tank for each of the remaining three months (November - January) of the Contract Year. In each month, the rate charged will be $0.1627 per barrel.

4. For the Contract Year, Sunoco R&M and its Controlled Affiliates delivered an average of 30,000 bpd above the minimum requirement in October (31 days), and delivered an average of 30,000 bpd below the minimum requirement in November (30 days), December (31 days) and January (31 days). Thus, there were a net total of 61 days on which Sunoco R&M delivered below the minimum requirement and for which Sunoco R&M and its Controlled Affiliates must pay a fee of $0.1627 per barrel. In addition, Sunoco R&M and its Controlled Affiliates must repay the Partnership Group for the 30,000 bpd that were charged the lower fee in October. Sunoco R&M and its Controlled Affiliates will pay a Deficiency Payment equal to:

 61 days times (60,000 x $0.1627) + 31 days times (30,000 x $0.0813) = $671,091

                                      H-2